                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               KIRBY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[KIRBY CORPORATION LOGO]       KIRBY CORPORATION

                                   NOTICE OF

                                      1999

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                             YOUR VOTE IS IMPORTANT

                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                   YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

[KIRBY CORPORATION LOGO]       KIRBY CORPORATION

                        1775 ST. JAMES PLACE, SUITE 200
                                 P. O. BOX 1745
                           HOUSTON, TEXAS 77251-1745

                                                                   March 1, 1999

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 20, 1999 at 10:00 a.m. (CDT) in Houston, Texas. Information concerning the meeting is presented on the following pages.

     In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations, followed by a question and answer period.

     Your vote is very important, regardless of the number of shares you own. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided.

     Thank you for your continued support of Kirby. We are committed to continuing to seek ways to grow and to enhance the value of your investment.

                                            Sincerely,

                                            /s/ GEORGE A. PETERKIN, JR.
                                            GEORGE A. PETERKIN, JR.
                                            Chairman of the Board

                                            /s/ J. H. PYNE
                                            J. H. PYNE
                                            President and Chief Executive
                                            Officer

                               KIRBY CORPORATION
                             (A NEVADA CORPORATION)
                        1775 ST. JAMES PLACE, SUITE 200
                                 P. O. BOX 1745
                           HOUSTON, TEXAS 77251-1745

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 20, 1999

To the Stockholders of Kirby Corporation:

     The Annual Meeting of Stockholders of Kirby Corporation (the "Company") will be held on Tuesday, April 20, 1999, at The Sheraton Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas, at 10:00 a.m. (CDT) for the following purposes:

          1. Elect eight directors; and

          2. Transact such other business as may properly come before the meeting.

     Holders of record of the Company's common stock at the close of business on March 1, 1999 are entitled to vote at the meeting.

                                            By Order of the Board of Directors,

                                            THOMAS G. ADLER
                                            Secretary

March 1, 1999

                               KIRBY CORPORATION
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation (the "Company") to be voted at the Annual Meeting of Stockholders to be held at The Sheraton Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas, on April 20, 1999, at 10:00 a.m. (CDT), and at any adjournments or postponements thereof. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company's Annual Report, which includes the Annual Report on Form 10-K for 1998, are being mailed to stockholders on or about March 5, 1999.

     Stockholders of record at the close of business on March 1, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 1999, the Company had 20,141,894 outstanding shares of common stock. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum at the Annual Meeting. Assuming a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes will be counted for determining a quorum, but not counted as voting for determining whether a director or proposal has received the necessary number of votes for election of the director or approval of the proposal.

     Your shares will be voted as specified on the enclosed proxy card. If you do not specify how you want your shares voted, the shares will be voted for the election of all the directors named in this Proxy Statement and at the discretion of the proxies on other matters.

     You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy. If you attend the meeting and wish to vote, your ballot at the meeting will cancel any proxy that you have previously given.

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to solicit proxies at an estimated cost of $5,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

                         ELECTION OF DIRECTORS (ITEM 1)

     The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. By resolution of the Board of Directors at its January 19, 1999 meeting, the number of directors constituting the Board of Directors was set at eight.

     It is intended that the shares represented by the enclosed proxy card will be voted, unless such authority is withheld, for the election of the eight director nominees named in the following section. Each nominee is presently a director of the Company. George F. Clements, Jr., who has served as a director since 1985, has decided not to stand for reelection as a director. The directors will be elected to serve for the ensuing year and until their successors have been elected. In the event that any director nominee should become unavailable to serve as a director, which is not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee who shall be designated by the present Board of Directors to fill such vacancy.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     The Board of Directors of the Company unanimously recommends a vote "FOR" the election of each of the following individuals nominated for election as a director.

                         C. Sean Day
[PHOTO]                  Director since 1996
                         Age 49
                         Stamford, Connecticut
                         Mr. Day served as President and Chief Executive Officer of
                         Navios Corporation, a foreign flag bulk vessel operator,
                         until February 28, 1999. He serves as a member of the Audit
                         Committee and Strategic Planning Committee. He is also a
                         director of Teekay Shipping Corporation and Sparkling
                         Springs Water Group.

                         Bob G. Gower
[PHOTO]                  Director since 1998
                         Age 61
                         Houston, Texas
                         Mr. Gower is Chairman and Chief Executive Officer of
                         Specified Fuels & Chemicals L.L.C., a custom processor of
                         specialty chemicals and manufacturer of reference fuels.
                         From 1988 to 1997, he served first as President and then as
                         Chairman of Lyondell Petrochemical Company. Mr. Gower serves as a member of the Audit Committee.

                         William M. Lamont, Jr.
[PHOTO]                  Director since 1979
                         Age 50
                         Dallas, Texas
                         Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive
                         Committee and Committee on Directors and Board Governance.

                         George A. Peterkin, Jr.
[PHOTO]                  Director since 1973
                         Age 71
                         Houston, Texas
                         Mr. Peterkin has served as Chairman of the Board of the
                         Company since April 1995. He served as President from 1973 to 1995 and serves as a member of the Executive Committee,
                         Committee on Directors and Board Governance and Strategic
                         Planning Committee. He also served as President of the
                         Company's predecessor company, Kirby Industries, Inc., from
                         1973 to 1976 and as a director of Kirby Industries, Inc.
                         from 1969 to 1976.

                         J. H. Pyne
[PHOTO]                  Director since 1988
                         Age 51
                         Houston, Texas
                         Mr. Pyne has served as President and Chief Executive Officer of the Company since April 1995. He served as Executive Vice
                         President from 1992 to 1995 and has also served as President of Kirby Inland Marine, Inc., the Company's principal
                         transportation subsidiary, since 1984. He serves as a member of the Executive Committee, Committee on Directors and Board
                         Governance and Strategic Planning Committee.

                         Robert G. Stone, Jr.
[PHOTO]                  Director since 1983
                         Age 75
                         Greenwich, Connecticut
                         Mr. Stone is a private investor. He has served as Chairman
                         Emeritus of the Company since 1995, and served as Chairman of the Board of the Company from 1983 to 1995. He serves as
                         Chairman of the Committee on Directors and Board Governance
                         and is a member of the Executive Committee, Compensation
                         Committee and Strategic Planning Committee. He is also a
                         director of Core Industries, Inc., NovaCare, Inc., Russell
                         Reynolds Associates, Inc. and Tejas Gas Corporation.

                         Thomas M. Taylor
[PHOTO]                  Director since 1996
                         Age 56
                         Fort Worth, Texas
                         Mr. Taylor is President of Thomas M. Taylor & Co., an investment consulting firm. He is a member of the Compensation Committee, Committee on Directors and Board
                         Governance and Strategic Planning Committee. He is also a director of Agrium, Inc., Encal Energy Ltd., The Loewen
                         Group, Inc., MacMillan Bloedel Limited, Meditrust
                         Corporation, Moore Corporation Limited and John Wiley &
                         Sons, Inc.

                         J. Virgil Waggoner
[PHOTO]                  Director since 1993
                         Age 71
                         Houston, Texas
                         Mr. Waggoner is a private investor. He served as President and Chief Executive Officer of Sterling Chemicals, Inc. from
                         1986 to 1996. He is a member of the Audit Committee and
                         Compensation Committee. He is also a director of Gulfwest
                         Oil Company.

     Except as noted, each of the nominees for director has been engaged in his principal occupation for more than the past five years.


ADVISORY DIRECTOR

                         Henry Gilchrist
[PHOTO]                  Advisory Director since 1987
                         Age 74
                         Dallas, Texas
                         Mr. Gilchrist was elected by the Board of Directors in 1987 to serve as an advisory director. Mr. Gilchrist served as a director of the Company from 1976 to 1987, and served as
                         Secretary and General Counsel from 1976 to 1997. Mr.
                         Gilchrist is a member of the law firm of Jenkens &
                         Gilchrist, a Professional Corporation.

     In his capacity as an advisory director, Mr. Gilchrist is invited to attend meetings of the Board of Directors and to participate in Board discussions. However, Mr. Gilchrist is not entitled to vote on matters submitted for Board approval and is not involved in the administration or management of the Company. Mr. Gilchrist also serves as an advisory member of the Compensation Committee of the Board (see "Committee Meetings"). Mr. Gilchrist is invited to attend Committee meetings and participate in Committee discussions, but is not entitled to vote on matters submitted for Committee approval. The selection of advisory directors and advisory committee members is made by the Board of Directors, and stockholders do not have a vote on these selections. During 1998, the Company retained Jenkens & Gilchrist, a Professional Corporation, to perform various legal services and expects to retain such firm to perform legal services in 1999.

BOARD OF DIRECTORS MEETINGS

     During 1998, the Board of Directors held nine meetings. Each director attended more than 75% of all meetings of the Board except Mr. Taylor, who attended six of the nine meetings, and each director attended more than 75% of all meetings of each Board Committee on which such director served.

COMMITTEE MEETINGS

     The Board of Directors has established five standing Committees, including the Audit Committee, the Compensation Committee and the Committee on Directors and Board Governance, each of which is briefly described below. The other Committees of the Board include the Executive Committee and the Strategic Planning Committee.

     Audit Committee -- The Audit Committee, which consists of Mr. Clements (Chairman), Mr. Day, Mr. Gower and Mr. Waggoner, all nonemployee directors, held three meetings during 1998. Because Mr. Clements has decided not to run for reelection, it is anticipated that Mr. Gower will be appointed as Chairman of the Audit Committee. The Committee has the responsibility for recommending the engagement or discharge of the Company's independent public accountants. The Committee reviews with the independent public accountants the scope of the audit, the fees for the audit and related matters (including nonaudit services), receives copies of the annual comments from the independent public accountants on accounting procedures and systems of control, and reviews with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company. Additional responsibilities include reviewing the program of the Company's internal auditor, including procedures for assuring implementation of accepted recommendations made by the independent public accountants, and receiving summaries of all audit reports issued by the internal auditor.

     Compensation Committee -- The Compensation Committee, which consists of Mr. Lamont (Chairman), Mr. Clements, Mr. Stone, Mr. Taylor and Mr. Waggoner, all nonemployee directors, and Mr. Gilchrist, as an advisory member, held five meetings during 1998. It is anticipated that Mr. Clements, who has decided not to run for reelection to the Board, will not be replaced on the Compensation Committee. The Committee reviews all compensation of the Company's officers and key employees and makes compensation recommendations to the Board. In addition, the Committee administers the Company's stock option plans and grants stock options under such plans. The Committee's report on Executive Compensation is set forth beginning on page 7.

     Committee on Directors and Board Governance -- The Committee on Directors and Board Governance, which consists of Mr. Stone (Chairman), Mr. Lamont, Mr. Peterkin, Mr. Pyne and Mr. Taylor, held one meeting during 1998. The Committee maintains oversight of Board operations and effectiveness, evaluates the performance of the Board and its individual members, including the Chairman and the Company's President, reviews the size and composition of the Board and reviews the qualifications of candidates for Board membership. The Committee will consider candidates suggested by stockholders. Suggestions for candidates, accompanied by biographical information for evaluation, may be sent to the Secretary of the Company at its principal office address.

DIRECTOR COMPENSATION

     During 1998, each nonemployee director and advisory director received an annual retainer of $10,000, received $1,000 for each Board meeting attended and $750 for each Committee meeting attended ($500 if a Committee met on the same day and same place as a meeting of the Board). The Chairman of each Committee received an additional annual retainer of $2,500. Directors and advisory directors are reimbursed for reasonable expenses incurred for attending the meetings. There are no family relationships among any directors of the Company.

     The Company has two director stock option plans, the 1989 Director Stock Option Plan (the "1989 Director Plan") and the 1994 Nonemployee Director Stock Option Plan (the "1994 Director Plan").

     The 1989 Director Plan provides for the one-time granting to nonemployee directors of stock options to purchase the Company's common stock. In 1994, the 1989 Director Plan was amended, with the automatic grant to future directors reduced from 10,000 shares to 5,000 shares of common stock. Currently, Mr. Clements, Mr. Lamont, Mr. Stone and Mr. Waggoner each hold options under the 1989 Director Plan for 10,000 shares of common stock. Mr. Day, Mr. Gower and Mr. Taylor each hold options under the 1989 Director Plan for 5,000 shares of common stock.

     The 1994 Director Plan provides for the automatic granting to nonemployee directors or advisory directors of stock options to purchase the Company's common stock. In January 1994, each nonemployee director or advisory director received an option to purchase 1,500 shares of common stock. On the first business day immediately following the Annual Meeting of Stockholders, beginning with the 1994 meeting, each nonemployee director or advisory director received, or will receive, an option to purchase 1,500 shares of the Company's common stock at the fair market value of such stock on such date. Currently, under the 1994 Director Plan, Mr. Clements, Mr. Lamont, Mr. Stone, Mr. Waggoner and Mr. Gilchrist each hold options for 9,000 shares of common stock. Mr. Day and Mr. Taylor each hold options for 4,500 shares of common stock. Mr. Gower holds an option for 1,500 shares of common stock.

     The Company also has a 1993 Nonqualified Stock Option for Robert G. Stone, Jr. (the "Stone Option"). The Stone Option provided for the grant to Mr. Stone, in July 1993, of a stock option to purchase 25,000 shares of the Company's common stock. The purpose of the Stone Option is to provide an incentive to retain Mr. Stone as Chairman Emeritus of the Board or as a member of the Board.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 1, 1999 regarding beneficial ownership of common stock by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group. Under rules of the Securities and Exchange Commission ("SEC"), "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                                     SHARES OF COMMON STOCK
                                              BENEFICIALLY OWNED ON MARCH 1, 1999
                                        ------------------------------------------------
                                                     VOTING OR                             PERCENT OF
                                                     INVESTMENT    RIGHT TO                  COMMON
                                        DIRECT(1)     POWER(2)    ACQUIRE(3)     TOTAL     STOCK(3)(4)
                                        ---------    ----------   ----------   ---------   -----------
DIRECTORS
  George F. Clements, Jr..............    10,000                    19,000        29,000
  C. Sean Day.........................                               9,500         9,500
  Bob G. Gower........................    30,000                     6,500        36,500
  William M. Lamont, Jr...............     3,142(5)                 19,000        22,142
  George A. Peterkin, Jr..............   400,246(6)                105,000       505,246       2.5%
  J. H. Pyne..........................    82,322                   163,750       246,072       1.2%
  Robert G. Stone, Jr.................   120,450(7)                 44,000       164,450
  Thomas M. Taylor....................               2,823,532       9,500     2,833,032      14.1%
  J. Virgil Waggoner..................     6,000                    19,000        25,000
NAMED EXECUTIVES
  Mark R. Buese.......................     6,000                    27,625        33,625
  Ronald C. Dansby....................                              91,250        91,250
  Dorman L. Strahan...................                              52,000        52,000
  Directors and Executive Officers as
     a group (14 in number)...........   665,813     2,823,532     612,500     4,101,845      19.8%

---------------

(1) Shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also includes shares held under the Company's 401(k) Plan.

(2) Shares with respect to which directors or executive officers have or share voting or investment power. Mr. Taylor may be deemed to be the beneficial owner of 2,832,532 shares owned by Portfolio A Investors,

    L.P. ("PAI") because he is the sole stockholder of Trinity Capital Management, Inc., which is the sole general partner of TF Investors, L.P., which is the sole general partner of Trinity I Fund, L.P., which is the sole stockholder of Portfolio Associates, Inc., which is the sole general partner of PAI.

(3) The number of shares and percentage ownership of common stock for each person named assumes that shares of common stock issuable to that person upon the exercise of currently exercisable stock options or stock options exercisable within 60 days after March 1, 1999 are outstanding. The number of shares and percentage ownership of common stock for the named directors and executive officers as a group assumes that all of the shares shown as beneficially owned by each of such persons are outstanding.

(4) Unless otherwise indicated, beneficial ownership of any named individual is less than 1% of the outstanding shares of common stock.

(5) Does not include 406,719 shares owned by his wife, Mary Noel Lamont, or 505,171 shares owned by trusts of which Ms. Lamont is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 911,890 shares.

(6) Includes 100,870 shares owned by trusts of which Mr. Peterkin is the trustee, the beneficiaries of which are relatives of his or his wife. Mr. Peterkin disclaims beneficial ownership of such shares.

(7) Does not include 6,405 shares owned by a trust of which Mr. Stone is the trustee and in which he has a contingent remainder interest and 10,450 shares owned by a trust of which Mr. Stone is the trustee. Also does not include 16,000 shares owned by his wife. Mr. Stone disclaims beneficial ownership of the foregoing shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has a standing Compensation Committee whose functions are to (1) make recommendations to the Board of Directors regarding compensation policies, including salary, bonuses and other compensation, (2) administer all of the Company's stock option plans, and (3) grant stock options under the Company's stock option plans, except those plans as to which grants of options are automatic and those as to which no additional options may be granted. The Compensation Committee held five meetings in 1998. In 1998, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. The Compensation Committee is composed of five members and one advisory member, none of whom is an employee of the Company and all of whom are "Disinterested Persons" or "Outside Directors" as defined in the Company's various stock option plans.

     Compensation of executive officers is based primarily on three elements:
(1) base salary, (2) annual incentives, such as bonuses, and (3) long-term incentives, primarily stock options. The basic goal is to pay compensation comparable to similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Company's stockholders.

     With regard to base salary, the objective is to set compensation at somewhat below the competition median for similar positions in similar companies, and the Compensation Committee believes that this objective has generally been achieved.

     With regard to the annual cash incentives for an executive officer, exclusive of base salary, the Compensation Committee attempts to set bonuses at a level such that, with a positive performance by the executive officer, and a certain level of profitability by the Company, the total compensation for such executive officer, being base salary plus annual cash incentives, should be above the median total cash compensation of similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer's total annual cash compensation is at risk due to both individual and Company performance factors.

     The executive officers of the Company's marine transportation subsidiaries are considered for annual incentive bonuses based on a return on invested capital formula that calculates a bonus pool and then distributes the bonus pool to participants based on Company and individual performance.

     The annual incentive bonuses for the Chairman of the Board and the President of the Company were recommended by the Compensation Committee and approved by the nonmanagement members of the Board of Directors. Bonuses for the other executive officers who do not work for any of the Company's operating subsidiaries were approved by the Compensation Committee. Major factors in determining these bonuses are the perceived individual contributions and the correlation of such contributions to the overall corporate performance, the level of bonuses paid to executive officers in the marine transportation subsidiaries and the strategic and financial performance of the Company.

     Stock options granted to executive officers and other Company employees have been granted at a price equal to the fair market value of common stock on the date of grant and, except for the Premium Stock Options granted on November 5, 1996 (the "Premium Stock Options"), generally vest in equal increments over a period of four years and, unless earlier terminated, are for a period of ten years. The Premium Stock Options, which cover 778,000 of the shares subject to unexercisable options shown in the table under "Aggregated Option Exercises in 1998 and 1998 Year-End Option Values" on page 13, are for a period of ten years. Fifty percent of the Premium Stock Options may be exercised if the price of the Company's common stock exceeds $28.73 per share for twenty consecutive business days prior to the fourth anniversary of the date of grant. All of the Premium Stock Options may be exercised if the price of the Company's common stock exceeds $30.88 per share for twenty consecutive business days prior to the fourth anniversary of the date of the grant. All of the Premium Stock Options may be exercised after the ninth anniversary of the date of the grant.

     The Compensation Committee's objective for long-term incentive compensation for executive officers is the median for long-term incentive compensation of similar corporations and positions, giving effect to the Company's long-term performance relative to its peers.

     In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are options under the Company's stock option plans. Generally, in January or December of each year, stock option awards are made by the Compensation Committee. The Compensation Committee believes that the Company's long-term executive officer compensation, as evidenced by the options granted to date, does not exceed the value of stock options granted by similar companies to their executive officers holding similar positions.

     The Compensation Committee encounters certain difficulties in establishing a peer group of companies for compensation comparison purposes because there are few publicly traded marine transportation companies of similar size and none with a similar service mix. Some other marine transportation companies are limited partnerships or subsidiaries of larger public corporations, again making comparisons difficult. The Compensation Committee also compares the Company's executive compensation to the executive compensation of publicly held industrial companies.

     Based on information available to it, the Compensation Committee believes that the Company's executive compensation is consistent with the criteria set forth above. The Compensation Committee recognizes that certain elements of executive compensation are determined on a subjective basis; however, the Compensation Committee believes that, since it is satisfied that total executive compensation is not excessive, these procedures are better for both the Company and its executives than would be a rigid formula-driven system. The Compensation Committee recognizes that external factors, such as flood waters, low water levels, and other weather-related conditions, as well as the general business climate, and the demand for the movement of refined products and industrial chemicals, impact the Company's earnings, and the Compensation Committee looks to longer-term results rather than endeavoring to equate compensation to some annual percentage of earnings or increased earnings.

     On October 18, 1994, on the recommendation of the Compensation Committee, the Board of Directors adopted an unfunded, nonqualified Deferred Compensation Plan for Key Employees effective January 1, 1992, which was designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of $150,000 per annum.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee did take the steps necessary to qualify the Premium Stock Options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee considers the net cost to the Company in making all compensation decisions.

     On the recommendation of the Compensation Committee, the 1998 base salary compensation for J. H. Pyne, the Company's Chief Executive Officer, was established at $325,000 by the Company's Board of Directors effective January 1, 1998. The $153,588 bonus paid to Mr. Pyne in 1998, which was earned in 1997, was determined by the Company's Board of Directors on April 21, 1998, on the recommendation of the Compensation Committee.

     The Chief Executive Officer's base pay and bonus were generally based on the same factors and criteria outlined above, being compensation paid to chief executives of corporations of similar size, individual as well as corporate performance and a general correlation with compensation of other executive officers of the Company.

     In January 1998, the Compensation Committee granted nonqualified stock options covering 7,500 shares of common stock to persons considered executive officers of the Company. The Compensation Committee generally has granted stock options based on its belief that stock options are a key element in the Company's executive compensation policy. The Compensation Committee grants stock options to executive officers based on its evaluation of individual performance and the Company's overall performance. The Compensation Committee recognizes that there is a significant subjective element in this procedure, but believes that such procedure is better suited to the Company than would be a formula-driven policy. Total options outstanding at the end of 1998 were for 731,950 shares, excluding the Premium Stock Options, constituting 3.5% of the then outstanding common stock of the Company, and 819,000 shares in the Premium Stock Option program, constituting 3.9% of the then outstanding common stock of the Company, assuming all such options were fully exercised. The Compensation Committee believes that options in this amount are justified and are within the range of options granted by similar corporations that consider stock options an important part of their executive compensation package and that the options held by the Chief Executive Officer are an appropriate portion of the total options. The Compensation Committee believes that the Premium Stock Option program places a greater proportion of the compensation of senior executives at risk under an incentive program which is clearly aligned with the creation of stockholder value.

                                            COMPENSATION COMMITTEE

                                            William M. Lamont, Jr., Chairman
                                            George F. Clements, Jr.
                                            Robert G. Stone, Jr.
                                            Thomas M. Taylor
                                            J. Virgil Waggoner
                                            Henry Gilchrist, Advisory Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Mr. Lamont, Mr. Clements, Mr. Stone, Mr. Taylor and Mr. Waggoner. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Gilchrist, a nonvoting advisory member of the Compensation

Committee, served as the Secretary of the Company until April 1997, but was not and is not an employee of the Company. In 1998, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board of Directors or Compensation Committee of the Company.

PRINCIPAL STOCKHOLDERS

     The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock:

                                                           NUMBER OF SHARES         PERCENT
                   NAME AND ADDRESS                      BENEFICIALLY OWNED(1)      OF CLASS
                   ----------------                      ---------------------      --------
Portfolio A Investors, L.P.............................        2,823,532(2)(3)        14.0%
201 Main Street, Suite 2600
Fort Worth, Texas 76102
Shapiro Capital Management, Inc........................        2,141,275(4)           10.6%
3060 Peachtree Road, Suite 1555
Atlanta, Georgia 30305
GeoCapital, LLC........................................        1,903,930(5)            9.5%
767 Fifth Avenue, 45th Floor
New York, New York 10153
Luther King Capital Management Corporation.............        1,878,907(6)            9.3%
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102

---------------

(1) To the Company's knowledge, all of the shares are directly owned by the named entities; none were subject to options or other rights to acquire beneficial ownership in the future.

(2) Based on information provided to the Company by PAI dated February 3, 1999.

(3) Does not include 9,500 shares subject to presently exercisable stock options held by Mr. Taylor, a director of the Company, who may also be deemed to be a beneficial owner of the shares held by PAI as explained in footnote 2 to the table under "Beneficial Ownership of Common Stock."

(4) Based on Schedule 13G, dated February 4, 1999, filed by Shapiro Capital Management, Inc. with the SEC.

(5) Based on Schedule 13G, dated February 10, 1999, filed by GeoCapital, LLC with the SEC.

(6) Based on Schedule 13G, dated February 10, 1999, filed by Luther King Capital Management Corporation with the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and officers, and persons who own beneficially more than 10% of the Company's common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of beneficial ownership and changes in beneficial ownership of the Company's common stock with the SEC and the New York Stock Exchange (the "NYSE"). Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1998 all filing requirements were complied with.

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation earned in 1996, 1997 and 1998 by the Chief Executive Officer and the four other highest paid executive officers (the "named executive officers") for 1998:

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                       ANNUAL COMPENSATION    --------------
                   NAME AND                            -------------------    SHARES SUBJECT      ALL OTHER
              PRINCIPAL POSITION                YEAR    SALARY    BONUS(1)      TO OPTIONS     COMPENSATION(2)
              ------------------                ----   --------   --------    --------------   ---------------
J. H. Pyne....................................  1998   $334,360   $     --            --           $    --
  President, Director and Chief Executive
    Officer                                     1997    334,360    153,588            --            27,879
                                                1996    309,360    140,103       475,000            26,555
George A. Peterkin, Jr........................  1998    209,360         --            --                --
  Chairman of the Board of Directors            1997    209,360     80,000            --            27,879
                                                1996    234,360     85,000        61,000            26,555
Ronald C. Dansby..............................  1998    221,580         --            --                --
  President -- Inland Division of Kirby Inland
    Marine, Inc.                                1997    214,380     95,000            --            27,879
                                                1996    193,560     94,000       164,000            26,555
Dorman L. Strahan.............................  1998    158,160         --            --                --
  President of Marine Systems, Inc.             1997    152,760     65,000            --            20,513
                                                1996    135,760     60,000        82,000            20,638
Mark R. Buese.................................  1998    141,840         --         7,500                --
  Vice President -- Administration of Kirby     1997    135,840     60,000            --            21,880
  Marine Transportation Corporation             1996    126,990     55,000        41,000            20,523

---------------

(1) Bonuses for the 1998 year, payable in 1999, have not been determined as of the date of this Proxy Statement.

(2) Represents the aggregate value of the Company's contributions under the Company's Profit Sharing Plan, 401(k) Plan and Excess Benefit Plan. The Company's contributions under these deferred compensation plans for the 1998 year have not been determined as of the date of this Proxy Statement, except for the Company's matching contributions under the Company's 401(k) Plan, pursuant to which matching contributions to the individual accounts were as follows: $4,800 each to Mr. Pyne, Mr. Peterkin and Mr. Dansby, $4,464 to Mr. Strahan and $3,974 to Mr. Buese.

OPTIONS/SAR GRANTS IN 1998

     The following table discloses for one of the named executive officers the option granted during the year ended December 31, 1998. No options were granted to any of the other named executive officers during 1998. The amounts shown for the named executive officer as potential realizable value for such option are based on assumed annual rates of stock price appreciation of 0%, 5% and 10% over the full ten-year term of the option. The amounts shown as potential realizable value for all stockholders as a group represent the corresponding increases in the market value of 20,769,794 outstanding shares of common stock held by all stockholders as of December 31, 1998. No gain to the optionee is possible without an increase in the stock price that would benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                                                                                   POTENTIAL REALIZED VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                                                                        OF STOCK PRICE
                                                                                         APPRECIATION
                                        INDIVIDUAL GRANTS                             FOR OPTION TERM(3)
                        --------------------------------------------------   -------------------------------------
                                      % OF TOTAL
                                       OPTIONS                                 0%           5%            10%
                                      GRANTED TO    EXERCISE                 ANNUAL       ANNUAL         ANNUAL
                         OPTIONS     EMPLOYEES IN   OR BASE     EXPIRATION   GROWTH       GROWTH         GROWTH
         NAME           GRANTED(1)   FISCAL YEAR     PRICE         DATE      RATE(2)     RATE(2)        RATE(2)
         ----           ----------   ------------   --------    ----------   -------   ------------   ------------
Mark R. Buese.........    7,500         41.67%      $ 19.875    01-19-2008     $0      $     93,745   $    237,567
All stockholders as a
  group...............      N/A           N/A        19.9375(4)        N/A      0       260,424,139    659,964,358

---------------

(1) The option becomes exercisable 25% after one year, 50% after two years, 75% after three years and 100% after four years of the date of grant. The exercise price for the option may be paid with already owned shares of common stock. No stock appreciation rights were granted with the stock option.

(2) For the stock option, the value is based on the exercise price per share of common stock, which was the average of the high and low sales price per share of common stock on the NYSE on the date of grant.

(3) Potential realizable value amounts for the named executive officer have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the ten-year term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the option. The derived potential realized value is the nominal undiscounted future value not adjusted for inflation.

(4) For stockholders as a group, the potential realized value reflects the appreciation over $19.9375 per share of common stock, which was the closing price per share of common stock on December 31, 1998, for 20,769,794 outstanding shares of common stock as of December 31, 1998.

AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

     The following table summarizes for each of the named executive officers their option exercises in 1998 and the value of their options at December 31, 1998.

                                                          NUMBER OF SHARES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                         DECEMBER 31, 1998           DECEMBER 31, 1998(2)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME             EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   -----------   -----------   -------------   -----------   -------------
J. H. Pyne.............    30,000      $  471,563      151,250        468,750       $974,844        $53,906
George A. Peterkin,
  Jr...................    75,000      $1,272,656       93,750         57,250        345,469         45,156
Ronald C. Dansby.......                                 88,750        170,250        651,406         17,656
Dorman L. Strahan......                                 49,500         87,500        252,750         14,938
Mark R. Buese..........                                 29,750         50,750        209,406          6,625

---------------

(1) Based on the average of the high and low sales price per share of common stock on the date of exercise.

(2) Based on $19.9375 per share of common stock, which was the closing price per share of common stock on December 31, 1998.

COMPENSATION AGREEMENTS

     Kirby Inland Marine, Inc. has a Deferred Compensation Agreement with Mr. Pyne in connection with his employment as its President. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of Kirby Inland Marine, Inc., or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of sixty months. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for cause (as defined in the agreement).

     The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated in excess of $150,000 per year. The following table discloses for the named executive officers the amount of contributions to the Deferred Compensation Plan for the 1996 and 1997 years. Contributions for the 1998 year have not been determined as of the date of this Proxy Statement.

                                                                  DEFERRED
                                                              COMPENSATION PLAN
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
J. H. Pyne..................................................  $26,545   $28,510
George A. Peterkin, Jr......................................   13,639     7,325
Ronald C. Dansby............................................    6,049     7,836

COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative return of the Company's common stock with that of the Standard & Poor's 500 Index (the "S&P 500 Index") and the Dow Jones Marine Transportation Index:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG KIRBY CORPORATION, THE S&P 500 INDEX
                 AND THE DOW JONES MARINE TRANSPORTATION INDEX

                                                                                            DOWN
                                                                                           JONES
               MEASUREMENT PERIOD                      KIRBY            S&P 500            MARINE
             (FISCAL YEAR COVERED)                  CORPORATION          INDEX         TRANSPORTATION
12/93                                                          100               100               100
12/94                                                           92               101                92
12/95                                                           76               139               105
12/96                                                           92               171               128
12/97                                                           90               229               154
12/98                                                           93               294                95

     Each index assumes $100 invested at December 31, 1993, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                            OTHER BUSINESS (ITEM 2)

     The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP served as the Company's principal independent public accountants during 1998 and will continue to serve as the Company's principal independent public accountants for the current year. Representatives of KPMG LLP are expected to be present at the 1999 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 2000 Annual Meeting must be received by the Company at its principal executive office no later than November 1, 1999 and must otherwise comply with the requirements of the Securities and Exchange Commission to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            THOMAS G. ADLER
                                            Secretary

March 1, 1999
Houston, Texas

                               KIRBY CORPORATION
                        1775 ST. JAMES PLACE, SUITE 200
                                 P.O. BOX 1745
                           HOUSTON, TEXAS 77251-1745

                                     PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KIRBY CORPORATION.

     The undersigned hereby appoints George A. Peterkin, Jr., J. H. Pyne, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the "Company") held of record by the undersigned as of the close of business on March 1, 1999, at the Annual Meeting of Stockholders to be held on April 20, 1999, at The Sheraton Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas, at 10:00 a.m. (CDT) and any adjournment(s) thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1 AND SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 2.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

                                                                   -----------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                   -----------

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

PLEASE MARK BOXES IN BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE FOLLOWING PROPOSALS:

1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified.

     NOMINEES: C. Sean Day, Bob G. Gower, William M. Lamont, Jr., George A. Peterkin, Jr., J. H. Pyne, Robert G. Stone, Jr., Thomas M. Taylor, J. Virgil Waggoner

                         FOR              WITHHELD
                         [ ]                 [ ]

[ ]

---------------------------------------------------------
For all nominees except as noted above

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                  FOR              AGAINST           ABSTAIN
                  [ ]                [ ]               [ ]


 MARK HERE
FOR ADDRESS
CHANGE AND    [ ]
   NOTE
 AT RIGHT


Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                                Date
          --------------------------------------               -----------------

Signature:                                                Date
          --------------------------------------               -----------------

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.